- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             WMX TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

                THE BOARD OF DIRECTORS OF WMX TECHNOLOGIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

  (4) Proposed maximum aggregate value of transaction:
- --------
/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:


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- --------------------------------------------------------------------------------

                                   WMX LOGO
                            WMX TECHNOLOGIES, INC.

                3003 Butterfield Road-Oak Brook, Illinois 60521

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 13, 1994

  You are cordially invited to attend the annual meeting of stockholders of WMX Technologies, Inc. which will be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois, on Friday, May 13, 1994, at 2:00 p.m., Central time, for the following purposes:

  1. To elect directors.

  2. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 23, 1994 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 3003 Butterfield Road, Oak Brook, Illinois, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          /s/ Herbert A. Getz
                                          Herbert A. Getz
                                          Vice President and Secretary

Oak Brook, Illinois
March 30, 1994


               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.


                                                            Printed on
                                                            recycled paper
                                                                            LOGO

                             WMX TECHNOLOGIES, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 13, 1994

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WMX Technologies, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois at 2:00 p.m., Central time, on May 13, 1994, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The Board of Directors has adopted a confidential voting policy whereby any proxy, written consent or ballot submitted to the Company by a stockholder in connection with the annual meeting will be kept confidential and not be disclosed to the Company or any of its directors, officers, or employees except in the event of a contested proxy solicitation or whenever necessary to meet applicable legal requirements (including asserting or defending a claim by or against the Company and investigating possible voting irregularities). The Company's transfer agent may continue to send the Company any proxy card on which a stockholder has written a comment. The confidential voting policy also provides that the vote tabulators and inspectors of election acting at the meeting will be independent.

  The Company's executive offices are located at 3003 Butterfield Road, Oak Brook, Illinois 60521 (telephone 708/572-8800). It is expected that proxy materials will be mailed to stockholders beginning on or about March 30, 1994.

                      SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 23, 1994 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is its common stock, of which 483,615,700 shares were outstanding of record as of the close of business on March 23, 1994. Each share of common stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Four directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III directors, for a term expiring at the annual meeting of stockholders in 1997. All of the nominees are serving as Class III directors as of the date hereof, with the exception of Mr. Peer Pedersen, who is currently serving as a Class II director. It is the intention of the Board of Directors to fill the vacancy which will exist in Class II by electing an additional director to that class from among candidates recommended by the Board's independent Nominating Committee.

  Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted for election of the four nominees for Class III directors. If, however, any of such nominees should be unable or should fail to act as such by virtue of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class I and Class II directors named below have terms which expire in 1995 and 1996, respectively.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 1997 (CLASS III
DIRECTORS):

  Dean L. Buntrock, age 62, has been a director of the Company and has served as its Chairman of the Board and Chief Executive Officer since 1968. From September 1980 to November 1984, he also served as President of the Company. Since May 1993, Mr. Buntrock has also been Chairman of the Board of Chemical Waste Management, Inc. ("CWM"), which is an approximately 79%-owned subsidiary of the Company, a position he previously held from 1986 to September 1991. Mr. Buntrock is also a director of Wheelabrator Technologies Inc. ("WTI"), which is an approximately 55%-owned subsidiary of the Company, and Waste Management International plc ("WM International"), which is a subsidiary owned 56% by the Company and 12% by each of WTI and Rust International Inc. ("Rust"), Rust, which is a subsidiary owned approximately 56% by CWM and 40% by WTI, Boston Chicken, Inc., First Chicago Corporation and Stone Container Corporation.

  Howard H. Baker, Jr., age 68, has served as a director of the Company since 1989 and has been a member of the law firm of Baker, Worthington, Crossley, Stansberry & Woolf for more than the past five years. From March 1987 to July 1988, Mr. Baker held the position of Chief of Staff to the President of the United States. Mr. Baker served three terms as a member of the United States Senate from 1967 to 1985. Mr. Baker is also a director of Federal Express Corporation, Pennzoil Company and United Technologies Corp.

  Peter H. Huizenga, age 55, has served as a director of the Company since 1968 and President of Huizenga Capital Management, an investment management firm, since October 1990. He has also been of counsel to the law firm of Hlustik, Huizenga & Williams for more than the past five years. From January 1, 1989 until December 31, 1993, Mr. Huizenga served as a consultant to the Company. Mr. Huizenga served as Vice President and Secretary of the Company from May 1975 and September 1968, respectively, until his retirement from those positions on January 1, 1988. Mr. Huizenga is also a director of CWM.

  Peer Pedersen, age 69, has served as a director of the Company since 1979 and Chairman of the Board of the law firm of Pedersen & Houpt, P.C. for more than the past five years. Mr. Pedersen is also a director of Aon Corporation, Boston Chicken, Inc., Discovery Zone, Inc., Mallard Coach Company, Inc. and CWM.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1995 (CLASS I DIRECTORS):

  H. Jesse Arnelle, age 60, has been a director of the Company since 1992 and senior partner of Arnelle & Hastie, a San Francisco-based corporate law firm, for more than the past five years. He currently also serves as the Vice Chairman of the Penn State University Board of Trustees. Mr. Arnelle is also a director of Florida Power & Light (FPL Group), Eastman Chemical Corporation, Textron Corporation, Wells Fargo & Company and Wells Fargo Bank N.A.

  Jerry E. Dempsey, age 61, has served as a director of the Company since 1984, and since September 1993, as Chairman and Chief Executive Officer of PPG Industries, Inc., a glass, coatings and chemicals company. From April 1984 to May 1988, Mr. Dempsey served as Vice Chairman of the

Board of the Company. From May 1988 to June 1993, Mr. Dempsey was Senior Vice President of the Company. From July 1985 to September 1991, he was also President and Chief Executive Officer of CWM. From September 1991 to May 1993, Mr. Dempsey served as Chairman of the Board of CWM. Mr. Dempsey is also a director of Navistar International Corp. and PPG Industries, Inc.

  James R. Peterson, age 66, has served as a director of the Company since 1980 and was a director and President and Chief Executive Officer of The Parker Pen Company from January 1982 to January 1985. The Parker Pen Company was principally involved in the manufacture and distribution of writing instruments and in providing temporary help services. Mr. Peterson is also a director of The Dun & Bradstreet Corporation.

  Alexander B. Trowbridge, age 64, has served as a director of the Company since 1985 and President of Trowbridge Partners, Inc., a consulting services firm, since January 1990. He was President of the National Association of Manufacturers, Washington, D.C., from January 1980 to January 1990. Mr. Trowbridge also served as U.S. Secretary of Commerce in 1967 and 1968 and as Vice Chairman of Allied Signal Corp. from 1976 to 1980. Mr. Trowbridge has served as a consultant to the Company since 1991. He also serves as a director of New England Mutual Life Insurance Co., PHH Corp., The Rouse Co., Sun Resorts International Ltd., Harris Corp., Sun Co. Inc., The Gillette Co., Warburg-Pincus Counsellors Funds and Icos Corp.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1996 (CLASS II
DIRECTORS):

  Donald F. Flynn, age 54, has served as a director of the Company since 1981 and as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since February 1988. He has also served as Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc., a franchisor and operator of indoor fun and fitness centers for children, since July 1992. Since January 1, 1991, Mr. Flynn has also served as a consultant to the Company. Mr. Flynn was a Senior Vice President of the Company from May 1975 to January 1991. He also served as the Company's Chief Financial Officer from March 1972 to December 1989 and the Company's Treasurer from May 1979 to December 1986. Mr. Flynn also serves as a director of CWM, Discovery Zone, Inc., Blockbuster Entertainment Corporation, Psychemedics Corporation, WTI and WM International.

  Phillip B. Rooney, age 49, has served as a director of the Company since 1981 and as its President and Chief Operating Officer since November 1984. Since January 1994, he has also served as Chairman of the Board and Chief Executive Officer of Waste Management, Inc., a wholly owned subsidiary of the Company. Mr. Rooney commenced employment with the Company in March 1969 and first became an officer of the Company in 1971. Since November 1990, he has served as Chairman of the Board and Chief Executive Officer of WTI, and since January 1993, as Chairman of the Board of Rust. Mr. Rooney is also a director of Illinois Tool Works Inc., Caremark International Inc., Urban Shopping Centers, Inc., ServiceMaster Management Corporation (the general partner of ServiceMaster Limited Partnership), WTI, Rust, CWM and WM International.

                       SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of common stock of the Company by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company as a group:

                                                NUMBER OF SHARES
                                                OF COMMON STOCK    PERCENT OF
                                                 OF THE COMPANY      COMMON
                                                  BENEFICIALLY    STOCK OF HE
            NAME                                  OWNED(1)(2)     COMPANY(2)(3)
            ----                                ---------------- --------------
   Dean L. Buntrock............................     3,073,992          *
   Phillip B. Rooney...........................       742,239          *
   H. Jesse Arnelle............................         6,100          *
   Howard H. Baker, Jr.........................        22,000          *
   Jerry E. Dempsey............................       540,393          *
   Donald F. Flynn.............................     1,012,526          *
   Peter H. Huizenga...........................     8,131,130         1.7
   Peer Pedersen...............................       212,381          *
   James R. Peterson...........................        82,400          *
   Alexander B. Trowbridge.....................        20,000          *
   James E. Koenig.............................       192,786          *
   J. Steven Bergerson.........................       218,820          *
   Thomas C. Hau...............................        49,880          *
   William P. Hulligan.........................       212,770          *
   D. P. Payne.................................        71,939          *
   All directors and executive officers as a
    group
    including persons named above (17 persons).    14,735,281         3.0

- --------
*  Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over shares listed, except (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of February 1, 1994; (ii) shares held pursuant to the Company's Profit Sharing and Savings Plan; and (iii) Messrs. Bergerson, Buntrock, Huizenga, Koenig, Pedersen and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 850, 132,888, 224,394, 82,428, 12,381, 30,074 and 519,827 shares, respectively. Such shares shown for Messrs. Buntrock, Huizenga, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such shares shown for Mr. Bergerson are held jointly with his spouse, and such shares shown for Mr. Koenig are held jointly with his former spouse. Ownership of shares shown for Messrs. Buntrock, Dempsey, Huizenga and Rooney, and for all executive officers and directors as a group, includes shares of common stock of the Company not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons and the executive officers and directors as a group at February 1, 1994, in the amounts indicated: Mr.

   Buntrock-40,314 (held by spouse); Mr. Dempsey-1,000 (held by spouse); Mr. Huizenga-680,598 (held by spouse directly and as trustee); Mr. Rooney-104,643 (held directly by adult child and by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)-826,872. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.
(2) The numbers and percentages of shares shown in the table above are based on the assumption that currently outstanding stock options covering shares of the Company's common stock which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Arnelle-6,000; Mr. Baker-20,000; Mr. Bergerson-59,506; Mr. Buntrock-282,122; Mr. Dempsey-120,373; Mr. Flynn-29,893; Mr. Hau-49,852; Mr. Hulligan-81,766; Mr. Koenig-
    107,767; Mr. Payne-71,739; Mr. Rooney-211,521; Mr. Trowbridge-20,000; and
    all executive officers and directors as a group (including such individuals)-1,162,261. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(3) The Company does not know of any person who, as of February 1, 1994, owned more than five percent of the Company's outstanding common stock.

OWNERSHIP OF CWM COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of CWM common stock by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company as a group:

                                                       NUMBER OF
                                                     SHARES OF CWM
                                                      COMMON STOCK  PERCENT OF
                                                      BENEFICIALLY  CWM COMMON
            NAME                                     OWNED(1)(2)(3) STOCK(2)(3)
            ----                                     -------------- -----------
   Dean L. Buntrock.................................     614,033         *
   Phillip B. Rooney................................     627,105         *
   H. Jesse Arnelle.................................           0         *
   Howard H. Baker, Jr..............................           0         *
   Jerry E. Dempsey.................................     400,934         *
   Donald F. Flynn..................................     300,668         *
   Peter H. Huizenga................................     170,516         *
   Peer Pedersen....................................      40,000         *
   James R. Peterson................................       5,200         *
   Alexander B. Trowbridge..........................       1,000         *
   James E. Koenig..................................      89,021         *
   J. Steven Bergerson..............................         900         *
   Thomas C. Hau....................................          45         *
   William P. Hulligan..............................      10,164         *
   D. P. Payne......................................     123,530         *
   All directors and executive officers as a group
    including persons named above (17 persons)......   2,383,216        1.1

- --------
*Less than 1 percent.

(1) Directors and executive officers included in the group have sole voting power and sole investment power over CWM shares listed, except (i) CWM shares covered by options exercisable within 60 days of February 1, 1994;
    (ii) CWM shares issuable upon exchange of Liquid Yield Option Notes due 2012 ("Exchangeable LYONs"); (iii) CWM shares held pursuant to the Company's Profit Sharing and Savings Plan; and (iv) Messrs. Koenig and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 1,203, 1,000 and 2,303 CWM shares, respectively. Such CWM shares shown for Mr. Koenig are held jointly with his former spouse, and such CWM shares shown for Mr. Trowbridge are held jointly with his spouse. Ownership of shares shown for Messrs. Dempsey and Huizenga, and for all executive officers and directors as a group, includes CWM shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. CWM shares were held by or for the benefit of such spouses or children of the following persons and the directors and executive officers as a group at February 1, 1994, in the amounts indicated: Mr. Dempsey--2,000 (held by spouse); Mr. Huizenga--9,142 (including 345 shares issuable upon exchange of Exchangeable LYONs (held by spouse as custodian for children)); and all executive officers and directors as a group (including such individuals)--11,142 (including 345 shares issuable upon exchange of Exchangeable LYONs). Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.
(2) Excludes an aggregate of 164,278,417 CWM shares beneficially owned by the Company that may be deemed to be beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Each such person disclaims any beneficial ownership of such CWM shares.
(3) The numbers and percentages of CWM shares shown in the table above are based on the assumption that currently outstanding stock options covering CWM shares which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Buntrock--342,099; Mr. Dempsey--295,649; Mr. Flynn--163,384; Mr. Koenig--87,818; Mr. Payne--123,530; Mr. Rooney--
    515,951; and all executive officers and directors as a group (including such individuals)--1,528,431. Such numbers and percentages also assume that 344 CWM shares were issued to Mr. Huizenga upon exchange of Exchangeable LYONs. Such persons and the members of such group disclaim any beneficial ownership of the CWM shares subject to such options or issuable upon exchange of Exchangeable LYONs.

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of WTI common stock by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company as a group:

                                                  NUMBER OF SHARES
                                                   OF WTI COMMON    PERCENT OF
                                                 STOCK BENEFICIALLY WTI COMMON
   NAME                                            OWNED(1)(2)(3)   STOCK(2)(3)
   ----                                          ------------------ -----------
   Dean L. Buntrock.............................       135,000            *
   Phillip B. Rooney............................       274,769            *
   H. Jesse Arnelle.............................             0            *
   Howard H. Baker, Jr..........................             0            *
   Jerry E. Dempsey.............................        34,336            *
   Donald F. Flynn..............................        80,245            *
   Peter H. Huizenga............................             0            *
   Peer Pedersen................................             0            *
   James R. Peterson............................             0            *
   Alexander B. Trowbridge......................             0            *
   James E. Koenig..............................       243,000            *
   J. Steven Bergerson..........................             0            *
   Thomas C. Hau................................             0            *
   William P. Hulligan..........................        40,000            *
   D. P. Payne..................................             0            *
   All directors and executive officers as a
    group
    including persons named above (17 persons)..     1,047,550            *

- --------
*Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1994;
    (ii) Mr. Koenig, and all executive officers and directors as a group (including Mr. Koenig), who have shared voting and investment power over 3,000 and 3,200 WTI shares, respectively (such WTI shares shown for Mr. Koenig are held jointly with his former spouse); and (iii) 10,000 WTI shares deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.
(2) Excludes an aggregate of 104,621,810 WTI shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 1,025,724 WTI shares beneficially owned by CWM that may be deemed beneficially owned by Messrs. Koenig and Payne because each such person may be deemed to be an affiliate of CWM. Each such person disclaims any beneficial ownership of such WTI shares.
(3) The numbers and percentages of WTI shares shown in the table above are based on the assumption that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Buntrock--33,336; Mr. Dempsey--33,336; Mr. Hulligan--40,000; Mr. Koenig--240,000 and all executive officers and directors as a group (including such individuals)--586,672. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF RUST COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of Rust common stock by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company as a group:

                                                  NUMBER OF SHARES
                                                   OF RUST COMMON   PERCENT OF
                                                 STOCK BENEFICIALLY RUST COMMON
   NAME                                            OWNED(1)(2)(3)   STOCK(2)(3)
   ----                                          ------------------ -----------
   Dean L. Buntrock.............................       15,000             *
   Phillip B. Rooney............................       60,010             *
   H. Jesse Arnelle.............................            0             *
   Howard H. Baker, Jr..........................            0             *
   Jerry E. Dempsey.............................            0             *
   Donald F. Flynn..............................            0             *
   Peter H. Huizenga............................            0             *
   Peer Pedersen................................            0             *
   James R. Peterson............................            0             *
   Alexander B. Trowbridge......................            0             *
   James E. Koenig..............................       10,168             *
   J. Steven Bergerson..........................            0             *
   Thomas C. Hau................................            0             *
   William P. Hulligan..........................            0             *
   D. P. Payne..................................        4,000             *
   All directors and executive officers as a
    group
    including persons named above (17 persons)..       96,246             *

- --------
*  Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over Rust shares listed, except (i) Rust shares covered by options exercisable within 60 days of February 1, 1994; and (ii) Mr. Koenig, and all executive officers and directors as a group (including Mr. Koenig), who have shared voting and investment power over 3,500 and 3,900 Rust shares, respectively. Such Rust shares shown for Mr. Koenig are held jointly with his former spouse.
(2) Excludes an aggregate of 79,898,091 Rust shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of 46,682,031 Rust shares beneficially owned by CWM that may be deemed beneficially owned by Messrs. Koenig and Payne because each such person may be deemed to be an affiliate of CWM, and excludes an aggregate of 33,216,060 Rust shares beneficially owned by WTI that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI. Each such person disclaims any beneficial ownership of such Rust shares.
(3) The numbers and percentages of Rust shares shown in the table above are based on the assumption that currently outstanding stock options covering Rust shares which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Koenig--6,668; Mr. Payne--4,000; Mr. Rooney--50,010; and all executive officers and directors as a group (including such individuals)--67,346. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF WM INTERNATIONAL ORDINARY SHARES

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of WM International ordinary shares (including ordinary shares represented by American Depositary Shares) by the directors, the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, by each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company, and by all directors and persons serving as executive officers of the Company as a group:

                                             NUMBER OF SHARES
                                            OF WM INTERNATIONAL    PERCENT OF
                                              ORDINARY SHARES   WM INTERNATIONAL
                                               BENEFICIALLY           ORDINARY
   NAME                                       OWNED(1)(2)(3)       SHARES (2)(3)
   ----                                     ------------------- ----------------
   Dean L. Buntrock.......................         156,534              *
   Phillip B. Rooney......................         153,334              *
   H. Jesse Arnelle.......................               0              *
   Howard H. Baker, Jr....................           1,000              *
   Jerry E. Dempsey.......................           2,000              *
   Donald F. Flynn........................         333,334              *
   Peter H. Huizenga......................         550,000              *
   Peer Pedersen..........................          10,000              *
   James R. Peterson......................               0              *
   Alexander B. Trowbridge................             600              *
   James E. Koenig........................         143,334              *
   J. Steven Bergerson....................               0              *
   Thomas C. Hau..........................          26,667              *
   William P. Hulligan....................          20,000              *
   D. P. Payne............................           1,000              *
   All directors and executive officers as
    a group including persons named above
    (17 persons)..........................       1,425,470              *

- --------
*Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WM International shares listed, except
    (i) WM International shares covered by options exercisable within 60 days of February 1, 1994; and (ii) Messrs. Koenig, Payne and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 8,000, 1,000, 600 and 10,600 WM International shares, respectively. Such WM International shares shown for Mr. Koenig are held jointly with his former spouse, and such WM International shares shown for Messrs. Payne and Trowbridge are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey, Huizenga and Koenig includes WM International shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children, as to which they have neither investment power nor voting power. WM International shares were held by or for the benefit of such spouses or children of the following persons at February 1, 1994 in the amounts indicated: Mr. Buntrock--3,000 (held by spouse); Mr Dempsey--2,000 (held by spouse), Mr. Huizenga--30,000 (held by spouse); and Mr. Koenig--2,000 (held by child). Each of the above named persons disclaim any beneficial ownership of such shares.
(2) Excludes an aggregate of 300,000,000 WM International shares beneficially owned by the Company that may be deemed beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of the Company. Excludes an aggregate of

   90,000,000 WM International shares beneficially owned by WTI and Rust that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI and Rust. Each such person disclaims any beneficial ownership of such WM International shares.
(3) The numbers and percentages of WM International shares shown in the table above are based on the assumption that currently outstanding stock options covering WM International shares which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Messrs. Buntrock, Flynn, Koenig and Rooney--133,334 each; Mr. Hau--26,667; and all executive officers and directors as a group (including such individuals)--586,670. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

                      MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has, pursuant to its powers, designated several committees of the Board, including a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee, the functions and membership of which are described below. The Board of Directors held an aggregate of six regular and special meetings in 1993.

  The Compensation and Stock Option Committee is responsible for making recommendations to the Board of Directors regarding salaries and incentive bonuses to be paid to executive officers of the Company and for the administration of the Company's 1982 Stock Option Plan, as amended (the "1982 Company Plan"), and the administration of and the grant of options under the Company's 1992 Stock Option Plan (the "1992 Company Plan" and together with the 1982 Company Plan, the "Employee Plans"). The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies on the Board as they occur. The Nominating Committee will consider persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Secretary of the Company.

  The Compensation and Stock Option Committee currently consists of Messrs. Pedersen (Chairman), Baker and Peterson; the Audit Committee currently consists of Messrs. Peterson (Chairman), Arnelle, Flynn and Trowbridge; and the Nominating Committee currently consists of Messrs. Trowbridge (Chairman), Arnelle, Baker, Flynn and Huizenga. The Compensation and Stock Option Committee was formed in January 1993 as the successor to the Executive Compensation Committee of the Board, at which time its functions were combined with those of the Stock Option Committee and the Stock Option Committee was disbanded.

  During 1993, the Compensation and Stock Option Committee met four times, the Audit Committee met four times and the Nominating Committee met once. In 1993, during the time each director served in such capacity, nine directors attended 100% of the aggregate of the regular and special meetings of the Board of Directors and applicable committee meetings, and no director attended less than 80% of the aggregate of all meetings of the Board of Directors and applicable committee meetings.

                                  COMPENSATION

  The following table sets forth certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three years, to or on behalf of (i) the Chairman of the Board and Chief Executive Officer of the Company at December 31, 1993, (ii) each of the four other most highly compensated executive officers of the Company serving at December 31, 1993 and (iii) each of two individuals who ceased to be executive officers of the Company during 1993 but whose reportable salary and bonus would have placed them in the group of the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                             ---------------------
                                 ANNUAL COMPENSATION           AWARDS     PAYOUTS
                           --------------------------------  ----------- ---------
                                                             SECURITIES
   NAME AND                                    OTHER ANNUAL  UNDERLYING  LONG-TERM    ALL OTHER
  PRINCIPAL                                      COMPEN-       OPTIONS   INCENTIVE     COMPEN-
   POSITION           YEAR   SALARY    BONUS   SATION(1)(2)  (SHARES)(4)  PAYOUTS     SATION(1)
  ---------           ---- ---------- -------- ------------  ----------- ---------    ---------
Dean L. Buntrock,     1993 $1,400,000 $      0   $78,702(3)    122,449   $      0      $5,217
 Chairman and Chief   1992  1,100,000  550,000    79,854       150,999          0       9,522
 Executive Officer    1991  1,100,000        0       --         93,122    261,250         --
Phillip B. Rooney,    1993  1,000,000        0       --         87,464     97,800(5)    5,217
 President and Chief  1992    900,000  382,500       --        123,545    880,200(5)    9,522
 Operating Officer    1991    800,000        0       --         67,725    192,500         --
James E. Koenig,      1993    500,000        0       --         32,799     25,808(5)    5,217
 Senior Vice          1992    440,300  161,500       --         47,258    232,275(5)    9,522
 President            1991    360,000        0       --         25,397     57,968         --
J. Steven Bergerson,  1993    345,000        0       --         22,631          0       5,217
 Senior Vice          1992    312,500  115,500       --         32,360          0       9,522
 President            1991    285,000        0       --         18,095     57,200         --
Thomas C. Hau,        1993    300,000        0       --         13,120          0       5,217
 Vice President       1992    290,000   72,500       --         19,905          0       9,522
                      1991    275,000        0       --         11,640      5,051         --
William P. Hulligan,  1993    425,000        0       --         27,879          0       5,217
 Former Vice          1992    425,000  170,000       --         46,298          0       9,522
 President(6)         1991    400,000        0       --         28,219     68,811         --
D. P. Payne,          1993    400,000        0       --              0          0       5,217
 Former Senior Vice   1992    380,000   76,000       --         22,727          0       9,522
 President(7)         1991    340,000        0       --         21,587     10,047         --

- --------
(1) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year. Amounts of All Other Compensation are amounts contributed by the Company (or CWM with respect to Mr. Payne) for fiscal years 1992 and 1993 under the Company's Profit Sharing and Savings Plan for the persons named above.
(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(3) Includes financial planning expenses of $68,000 paid by the Company on behalf of the named executive officer.
(4) The numbers shown in the table above represent options for the purchase of shares of the Company's common stock granted to the named persons under the Employee Plans. The named officers also serve as directors or executive officers of direct or indirect subsidiaries of the Company. Accordingly, during 1993, Mr. Rooney also received options for 150,000 Rust shares; Mr. Koenig also received options for 20,000 Rust shares; and Mr. Payne received options for 62,696 CWM shares and 20,000 Rust shares. During 1992, Mr. Buntrock also received options for 213,098 CWM shares and 200,000 WM International ordinary shares; Mr. Rooney also received options for 174,352 CWM shares and 200,000 WM International ordinary shares; Mr. Koenig also received options for 63,876 CWM shares, 200,000 WM International ordinary shares and 12,500 Rust shares and Mr. Payne received options for 73,616 CWM shares. During 1991, Mr. Buntrock also received options for 127,536 CWM shares and 12,500 Rust shares; Mr. Rooney also received options for 92,754 CWM shares and 12,500 Rust shares; Mr. Koenig also received options for 25,043 CWM shares; and Mr. Payne also received options for 100,000 CWM shares. In each case, the options were granted under a plan adopted by the relevant subsidiary.
(5) Paid pursuant to WTI's Performance Unit Plan, a long term incentive plan covering the two-year period ended December 31, 1992.
(6) Mr. Hulligan served as Vice President of the Company until May 1993. He currently serves as President--Midwest Group of the Company's Waste Management, Inc. subsidiary.
(7) Mr. Payne served as Senior Vice President of the Company until May 1993. He currently serves as President of CWM.

STOCK OPTIONS

  The following tables set forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1993. No options were granted to the persons named in the Summary Compensation Table during the year ended December 31, 1993 by WTI or WM International.

                         COMPANY OPTION GRANTS IN 1993

                                     INDIVIDUAL GRANTS
                     --------------------------------------------------
                                   PERCENTAGE
                        NUMBER      OF TOTAL                                POTENTIAL REALIZABLE VALUE
                          OF        COMPANY                                 AT ASSUMED ANNUAL RATES OF
                      SECURITIES    OPTIONS                                  STOCK PRICE APPRECIATION
                      UNDERLYING   GRANTED TO                                   FOR OPTION TERM(4)
                        OPTIONS    EMPLOYEES  EXERCISE PRICE EXPIRATION ----------------------------------
       NAME          GRANTED(1)(2)  IN 1993    (PER SHARE)    DATE(3)   0%        5%             10%
- -------------------  ------------- ---------- -------------- ---------- --- -------------- ---------------
Dean L. Buntrock        122,449       4.14        $34.30      04/01/03  $ 0 $    2,641,358 $     6,693,719
Phillip B. Rooney        87,464       2.96         34.30      04/01/03    0      1,886,693       4,781,252
James E. Koenig          32,799       1.11         34.30      04/01/03    0        707,510       1,792,969
J. Steven Bergerson      22,631       0.77         34.30      04/01/03    0        488,175       1,237,132
Thomas C. Hau            13,120       0.44         34.30      04/01/03    0        283,013         717,210
William P. Hulligan      27,879       0.94         34.30      04/01/03    0        601,380       1,524,016
D. P. Payne               --           --           --           --     --           --              --
All Stockholders as
 a group(5)               --           --          34.30      04/01/03    0 10,523,529,484  26,668,689,881

- --------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of the Company's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing April 1, 1994.
(3) Options have a term of ten years, subject to earlier termination in certain events related to termination of employment.
(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately. The Company did not use an alternative formula to attempt to value options at the date of grant, as management is not aware of any formula which determines with reasonable accuracy a present value of options of the type granted to the optionees.
(5) Based upon the price of the Company's stock and the total shares outstanding as of the date of grant, if the price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) of $10,523,529,484 and $26,668,689,881, respectively, during the period from grant date to the April 1, 2003 option expiration date.

                           CWM OPTION GRANTS IN 1993

                                                          POTENTIAL REALIZABLE
                                                            VALUE AT ASSUMED
                                                          ANNUAL RATES OF STOCK
                                                           PRICE APPRECIATION
                          INDIVIDUAL GRANTS                FOR OPTION TERM(4)
             -------------------------------------------- ---------------------
                           PERCENTAGE
                            OF TOTAL
               NUMBER OF      CWM
              SECURITIES    OPTIONS   EXERCISE
              UNDERLYING   GRANTED TO  PRICE
                OPTIONS    EMPLOYEES    (PER   EXPIRATION
   NAME      GRANTED(1)(2)  IN 1993    SHARE)   DATE(3)   0%     5%      10%
- -----------  ------------- ---------- -------- ---------- --- -------- --------
D. P. Payne     62,696        3.86     $15.95   04/01/00    0 $407,101 $948,718

- --------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of CWM's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of CWM, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing April 1, 1994.
(3) Options were granted for a term of seven years, subject to earlier termination in certain events related to termination of employment.
(4) See footnote (4) to the "Company Option Grants in 1993" table above.

                           RUST OPTION GRANTS IN 1993

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATES OF
                                                                                        STOCK PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                               FOR OPTION TERM(3)
                   ----------------------------------------------------------------- ------------------------------
                     NUMBER    PERCENTAGE
                       OF       OF TOTAL
                   SECURITIES RUST OPTIONS
                   UNDERLYING  GRANTED TO                     MARKET
                    OPTIONS    EMPLOYEES   EXERCISE PRICE PRICE AT GRANT EXPIRATION
      NAME         GRANTED(1)   IN 1993    (PER SHARE)(2) (PER SHARE)(2)    DATE        0%        5%        10%
- -----------------  ---------- ------------ -------------- -------------- ----------- -------- ---------- ----------
Phillip B. Rooney  150,000(4)    11.45        $16.7625       $18.625     03/09/00(6) $279,375 $1,416,712 $2,929,853
James E. Koenig     20,000(4)     1.53         16.7625        18.625     03/09/00(6)   37,250    188,895    390,647
D. P. Payne         20,000(5)     1.53         16.7625        18.625     03/08/03(7)   37,250    271,513    630,919

- --------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of Rust's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of Rust, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) The exercise price per share is equal to 90% of the average of the closing price of common stock of The Brand Companies, Inc. ("Brand") on the National Association of Securities Dealers Automated Quotation System for each of the five trading days commencing on April 19, 1993. Rust common stock did not publicly trade until May 10, 1993, the first trading day after Brand was merged into a subsidiary of Rust and shares of Brand (other than those owned by Rust or exchanged for cash in the merger) were converted, on a one-for-one basis, into shares of Rust.
(3) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of Rust's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of Rust's common stock.
(4) Options become exercisable in three equal cumulative annual installments commencing March 9, 1994.
(5) Options become exercisable in five equal cumulative annual installments commencing September 8, 1993.
(6) Options were granted for a term of seven years, subject to earlier termination in certain events related to termination of employment.
(7) Options were granted for a term of ten years, subject to earlier termination in certain events related to termination of directorship.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1993 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

       AGGREGATED OPTION EXERCISES IN 1993 AND 1993 YEAR-END OPTION VALUE

                                                      NUMBER OF
                                                SECURITIES UNDERLYING    VALUE OF UNEXERCISED IN-THE-
                          SHARES               UNEXERCISED OPTIONS AT   MONEY OPTIONS AT DECEMBER 31,
                         ACQUIRED                 DECEMBER 31, 1993               1993(1)(2)
                            ON       VALUE    ------------------------- ------------------------------
NAME                     EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
- ----                     -------- ----------- ----------- ------------- -------------- ---------------
Dean L. Buntrock
  Company Options.......     --   $      --     183,948      263,761    $            0 $             0
  CWM Options...........     --          --     255,678      195,421                 0               0
  WTI Options...........     --          --      33,336            0           294,920               0
  Rust Options..........   5,000       2,188          0            0                 0               0
  WM International
   Options..............     --          --      66,667      133,333    (Pounds)51,000 (Pounds)102,000
Phillip B. Rooney
  Company Options.......     --          --     138,261      200,259    $            0 $             0
  CWM Options...........     --          --     449,108      156,025                 0               0
  WTI Options........... 533,336   4,284,475          0            0                 0               0
  Rust Options..........     --          --           0      150,000                 0         898,125
  WM International
   Options..............     --          --      66,667      133,333    (Pounds)51,000 (Pounds)102,000
James E. Koenig
  Company Options.......     --          --      80,395       75,880    $      202,425 $             0
  CWM Options...........     --          --      69,890       55,615             8,483               0
  WTI Options...........     --          --     240,000            0         2,123,256               0
  Rust Options..........     --          --           0       20,000                 0         119,750
  WM International
   Options..............     --          --      66,667      133,333    (Pounds)51,000 (Pounds)102,000
J. Steven Bergerson
  Company Options.......     --          --      40,548       52,395    $       50,883 $             0
Thomas C. Hau
  Company Options.......     --          --      38,129       31,536    $            0 $             0
  WM International
   Options..............     --          --      13,333       26,667    (Pounds)10,200 (Pounds) 20,400
William P. Hulligan
  Company Options.......     --          --      54,595       70,933    $            0 $             0
  WTI Options...........  60,000     703,313     40,000            0           353,876               0
D. P. Payne
  Company Options.......     --          --      56,968       22,346    $            0 $             0
  CWM Options...........     --          --      87,460      148,852                 0               0
  Rust Options..........     --          --       4,000       16,000            23,950          95,800

- --------
(1) Market value less exercise price, before payment of applicable income taxes.
(2) Amounts shown for WM International options are expressed in Pounds
    Sterling.

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards under the WMX Technologies, Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1993 to the persons named in the Summary Compensation
Table:

                                      PERFORMANCE
                                       OR OTHER
                                        PERIOD      ESTIMATED FUTURE PAYOUTS
                          NUMBER OF      UNTIL     UNDER NON-STOCK PRICE BASED
                        SHARES, UNITS MATURATION            PLANS(3)
                          OR OTHER        OR      -----------------------------
NAME                      RIGHTS(1)    PAYOUT(2)  THRESHOLD  TARGET   MAXIMUM
- ----                    ------------- ----------- --------- -------- ----------
Dean L. Buntrock.......      --        2.6 years  $350,000  $700,000 $2,100,000
Phillip B. Rooney......      --        2.6 years   250,000   500,000  1,500,000
James E. Koenig........      --        2.6 years   100,000   200,000    600,000
J. Steven Bergerson....      --        2.6 years    69,000   138,000    414,000
Thomas C. Hau..........      --           --         --        --        --
William P. Hulligan....      --        2.6 years    85,000   170,000    510,000
D. P. Payne(4).........      --        2.6 years    80,000   160,000    480,000

- --------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater or less than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Dow Jones Industrial Average over the performance period.
(2) The performance period includes seven months of calendar year 1993 and calendar years 1994 and 1995.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is paid in cash, and the remaining 50% is deemed to be invested in common stock of the Company. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its subsidiaries on that date. Estimated future payouts were calculated using 1993 salaries and reflect the total performance award without accounting for any increase or decrease in the value of the deferred portion of the award.
(4) Mr. Payne is a participant in CWM's LTIP, which contains terms substantially similar to the Company's LTIP. The amounts shown in the table above as estimated future payouts for Mr. Payne are calculated pursuant to CWM's LTIP.

PENSION AND RETIREMENT PLANS

  The following table sets forth estimated annual benefits payable upon retirement under the Company's Pension Plan and its Supplemental Executive Retirement Plan ("SERP") to employees of the Company in specified remuneration and years of service classifications. For purposes of the following table, it is assumed that the seven present and former executive officers named in the cash compensation table are eligible for the SERP benefits and that each such officer's annualized Final Average Compensation (as defined below) will be equal to his average annual compensation for the three years ended December 31, 1993.

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE(2)(3)
                      ---------------------------------------------------------
   REMUNERATION(1)       15       20       25       30        35         40
   ---------------    -------- -------- -------- -------- ---------- ----------
    $  400,000....... $ 90,000 $120,000 $150,000 $180,000 $  210,000 $  240,000
       500,000.......  112,500  150,000  187,500  225,000    262,500    300,000
       600,000.......  135,000  180,000  225,000  270,000    315,000    360,000
       700,000.......  157,500  210,000  262,500  315,000    367,500    420,000
       800,000.......  180,000  240,000  300,000  360,000    420,000    480,000
       900,000.......  202,500  270,000  337,500  405,000    472,500    540,000
     1,000,000.......  225,000  300,000  375,000  450,000    525,000    600,000
     1,100,000.......  247,500  330,000  412,500  495,000    577,500    660,000
     1,200,000.......  270,000  360,000  450,000  540,000    630,000    720,000
     1,300,000.......  292,500  390,000  487,500  585,000    682,500    780,000
     1,400,000.......  315,000  420,000  525,000  630,000    735,000    840,000
     1,500,000.......  337,500  450,000  562,500  675,000    787,500    900,000
     1,600,000.......  360,000  480,000  600,000  720,000    840,000    960,000
     1,700,000.......  382,500  510,000  637,500  765,000    892,500  1,020,000
     1,800,000.......  405,000  540,000  675,000  810,000    945,000  1,080,000
     1,900,000.......  427,500  570,000  712,500  855,000    997,500  1,140,000
     2,000,000.......  450,000  600,000  750,000  900,000  1,050,000  1,200,000

- --------
(1) Upon normal retirement at age 65 or after completing five years of participation in the Company's Pension Plan, whichever is later, a participant is entitled to a pension based on the average of the participant's eligible compensation for the highest five consecutive years out of his or her last 10 years of service. For this purpose, a participant's eligible compensation generally includes all of his or her cash compensation, subject to certain statutory maximums. The annual benefit, payable for a participant's life only, is equal to (i) 1% of average eligible compensation, multiplied by (ii) the number of his or her years of service, and, for a participant retiring at age 65 with 10 years of service, may not be less than $100 per month. Under the SERP, eligible participants who retire following age 60 or retire with at least 30 years of service are entitled to a monthly benefit equal to (i) 1.5% of the participant's Final Average Compensation per year of service (Final Average Compensation is the monthly average compensation of such participant for the highest three consecutive calendar years out of his or her last 10 calendar years of service), reduced by (ii) the amount of such participant's monthly benefit under the Pension Plan. Compensation used for calculating benefits under the SERP includes only the participant's salary and annual incentive bonus. Eligible participants are those officers who have served in such capacities for at least 10 years at the time of retirement. Payment of benefits under the SERP is made on the same basis as payments under the Pension Plan.
(2) At December 31, 1993, the credited years of service for Messrs. Buntrock, Rooney, Koenig, Bergerson, Hau, Hulligan and Payne were 38, 25, 17, 21, 3, 15 and 3, respectively.
(3) Benefits shown are computed on a straight-life annuity basis at normal retirement age. Provision is made for payment of pensions in joint and survivor form and in various other forms and at other times, on an actuarially equivalent basis. Benefits are not subject to reduction for social security benefits.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Company who is not an employee or former officer of the Company currently being compensated by the Company under a consulting agreement is paid an annual fee of $45,000. Such directors also receive $1,000 for each meeting they attend of each committee of the Board of which such directors are members. The Company maintains a major medical expense insurance policy which is available to all directors of the Company. The policy covers the medical and dental expenses of the directors in excess of the coverage provided by the director's primary health insurance program.

  The Company has entered into a consulting agreement and a supplemental retirement benefit agreement with Donald F. Flynn, who is a director of the Company and until January 1, 1991 was a Senior Vice President of the Company. Under the consulting agreement, Mr. Flynn was paid an annual fee of $300,000 for calendar year 1993, and he will be paid an annual fee of $300,000 for calendar year 1994. Benefits will commence under the supplemental retirement benefit agreement upon the later of Mr. Flynn's 55th birthday or the termination of the consulting agreement. After commencement, payments of such benefits will be made monthly for the remainder of Mr. Flynn's life. The monthly amount of such benefits will be equal to (i) 1.5% of Mr. Flynn's average monthly compensation for the three consecutive calendar years in which his aggregate salary and bonus was the highest out of his last ten calendar years of service reduced by (ii) the amount of the monthly benefit he receives under the Pension Plan.

OUTSIDE DIRECTORS' PLANS

  The Company has two unfunded deferred compensation plans for non-employee members of its Board of Directors. Under the Deferred Directors' Fee Plan, such directors may make an irrevocable election to defer receipt of all or a portion of the directors' fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in the Company's common stock or, at the election of the director, in the common stock of any of the Company's majority-owned public subsidiaries, and during the period of deferral, such deferred amounts are credited with the dividends or stock splits that would be received had such investment actually been made. Upon termination of the director's service, the common stock deemed reflected by his or her deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, in a lump sum or installments. Under a similar plan maintained by WTI, Messrs. Buntrock and Hulligan have deferred fees for services rendered as directors of WTI prior to the Company's acquisition of a majority interest of WTI in September 1990.

  Under the Directors' Phantom Stock Plan, certain non-employee directors received a one-time grant of 5,000 Phantom Shares at the time of adoption of such plan or at the time they first became directors. Each of such Phantom Shares was initially deemed to be equal in value to one share of the Company's common stock at the time of award. Phantom Shares are credited to a bookkeeping account which is adjusted to reflect stock (but not cash) dividends or stock splits which would be received with respect to an equivalent number of shares of the Company's common stock. Upon termination of the director's service, the director is paid an amount in cash, in a lump sum or installments, for each Phantom Share then credited to his or her account, equal to the then difference between the market price of the Company's common stock at the time of award and the average closing prices of one share of the Company's common stock on the New York Stock Exchange Composite Tape for the most recent 10 consecutive trading days immediately preceding such termination. In 1991, the Company's Board of Directors terminated its authority to make additional grants under the Directors' Phantom Stock Plan.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS

  The 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan") of the Company provides for the awards of options covering an aggregate of 150,000 shares of the Company's common stock. Each director of the Company who is neither an officer nor full-time employee of the Company or any of its subsidiaries, upon election or appointment to the Board of Directors, is granted an option to purchase a total of 15,000 shares of the Company's common stock at the fair market value of the stock at the time of grant. All options under the Directors Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of the Company for any reason other than death, permanent disability, resignation or retirement. In the event of termination of employment because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies within three months after such termination, by his heirs, legatees or legal representative) at any time during its specified term prior to three months after the date of such resignation or retirement, but only to the extent it was exercisable at the date of such resignation or retirement.

  Prior to January 1, 1992, upon election to the Board of Directors non-employee directors received options for 10,000 shares under the Company's 1981 Stock Option Plan for Non-Employee Directors (the "1981 Plan"), the terms of which are substantially similar to the Directors Plan. No person who is the holder of an option granted under the 1981 Plan or the Employee Plans or who has purchased shares upon the exercise of such an option is eligible for a grant of options under the Directors Plan.

DIRECTORS' CHARITABLE ENDOWMENT PROGRAM

  The Company maintains the Directors' Charitable Endowment Program pursuant to which the Company has purchased life insurance policies on members of the Board of Directors. Under the program, death benefits will be paid to the Company, and the Company in turn will donate such death benefits (up to $100,000 for each year of service on the Company's Board of Directors, subject to a $1,000,000 limit) to one or more charitable organizations recommended by the director. Directors derive no financial benefit from this program because all charitable deductions accrue solely to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Company's Board of Directors consisted during 1993 of Messrs. Pedersen (Chairman), Baker and Peterson. Mr. Pedersen is Chairman of the Board of the law firm of Pedersen & Houpt, P. C. Mr. Baker is a member of the law firm of Baker, Worthington, Crossley, Stansberry & Woolf. The Company has utilized, and currently anticipates that it will continue to utilize, the services of such firms. In 1993, Mr. Buntrock served on the Compensation Committees of the Boards of Directors of CWM, WTI and Rust. Mr. Rooney, who is an executive officer of WTI and Rust, serves as a director of the Company.

    In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock

  Option Committee" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The compensation of the Company's executive officers is determined by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of the Company or any of its affiliates.

GENERAL POLICIES

  The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing and technology-based industry, and thereby increase stockholder value. The Company's policy is to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional leadership, performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive compensation program includes a base salary, coupled with a substantial cash incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of pre-determined financial or other performance goals. The Company's policy also is that as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by objective standards over one or more years.

  Many of the Company's employees, including its executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with the long-term financial interests of the Company's stockholders. In addition, most Company employees, including its executive officers, participate in a profit sharing program. Pursuant to the profit sharing program, the Company makes annual contributions to a trust for the benefit of participating employees, of up to 2% of their compensation, in proportion to increases in the Company's pre-tax income over the previous year.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from a variety of surveys of and comparisons to other companies. As to the Company's most senior executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant. While these comparator companies include several which also are included in the waste industry index shown in the proxy statement performance graph, they were selected primarily because their size (between $6 and $9 billion in annual revenue) and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. In making its decisions on 1993 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or the total compensation paid by comparator companies. However, the Committee believes that base salaries paid in 1993 to its most senior executives are, reflecting their long experience and the size of the Company, generally at the higher end of the range paid by comparator companies, while salaries paid to its less experienced executive officers are believed to correspond generally to the median of the range. It is the Company's general practice to structure the incentive components of executive officers' compensation so that approximately one-half to two-thirds of total targeted compensation for the Company's executive officers is "at risk" through participation in the Company's incentive compensation plans, which the Compensation Committee believes is substantially consistent with the practices of the comparator companies and the enhancement of stockholder value.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1994 and subsequent years may be non-deductible for federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law and proposed Internal Revenue Service regulations issued in December 1993. The Compensation Committee believes that the new law and proposed regulations require clarification. For this reason, the Compensation Committee has not established any policy with respect to this matter. The Compensation Committee will review this matter from time to time as the new law and proposed regulations are clarified.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

SALARY

  The Compensation Committee annually establishes, subject to the approval of the Board of Directors, the base salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, comparisons of salaries and responsibilities among the Company's executive officers, the extent to which an individual may participate in the incentive compensation plans maintained by the Company and its affiliates, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

INCENTIVE COMPENSATION PLANS

  The Compensation Committee also administers the terms of the Company's incentive compensation plans in which the executive officers participate. In doing so, the Compensation Committee considers management's plans for the Company's growth and profitability and achievement of strategic goals, determines the criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

 Annual Plan

  For 1993, each of the Company's executive officers was a named participant in the Company's Corporate Incentive Bonus Plan or that of the Company's relevant operating group (the "Annual Plan"). Under the Annual Plan, target awards for such officers ranging from 25% to 50% of the participant's salary at year end were payable depending upon the extent to which the Company's earnings per share increased over the prior year (or, in the case of certain officers who had management responsibility for one of the Company's operating groups, either depending in part on the increase in the Company's earnings per share and in part on the increase in that operating group's earnings per share or depending on the extent of any increase over the prior year in that operating group's pre-tax income). The Annual Plan award formula for 1993 was designed in such a way as to disproportionately increase or decrease a participant's annual incentive compensation in the event that actual results exceed or fall short of targeted levels. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. In addition, the percentage of the target award otherwise payable to a participant (other than Messrs. Buntrock and Rooney and the Presidents of the Company's solid waste management operating groups) could be increased or decreased depending upon the Compensation Committee's review of an evaluation of such participant's management performance. The Annual Plan also required the Compensation Committee to find that Messrs. Buntrock and Rooney and the Presidents of the Company's solid waste operating groups had furthered the implementation of the Company's environmental principles before any award could be paid to them under the Annual Plan.

  Under the terms of the Annual Plan, no award was payable to any participant unless a specified minimum percentage of the budgeted increase in the relevant operating results was achieved. Because those minimum percentages were not achieved in 1993, no award was paid under the Annual Plan for 1993 to the Company's executive officers.

 Long Term Plan

  In 1993, the Compensation Committee approved and the Board of Directors adopted the WMX Technologies, Inc. Long Term Incentive Plan (the "Long Term Plan"), and named certain of the Company's executive officers as participants. Under the Long Term Plan, the participants' target awards range from 25% to 50% of the participant's salary at the end of the initial performance period (ending December 31, 1995). The target award would be payable depending on the Company's total return to stockholders compared to that of the 30 companies comprising the Dow Jones Industrial Average (the "DJIA") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the Long Term Plan, participants will be paid target awards if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the DJIA companies. The percentage of the target awards to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the DJIA companies and downwards to 50% of the target award if the Company's total stockholder return places it at a specified minimum ranking. If the Company's total stockholder return places it below the specified minimum ranking in relation to the DJIA companies, then no award is to be paid for the relevant performance period.

  The Long Term Incentive Plan also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to officers, who forfeit deferred amounts if they leave the Company during the deferral period, to remain with the Company and an additional linkage between compensation and Company performance.

  Payments, if any, are to be made under the Long Term Incentive Plan only following the end of the first performance period on December 31, 1995. The Compensation Committee intends to name on an annual basis certain of the Company's executive officers participants in the Long Term Plan for successive three-year performance periods ending on December 31, 1996 and subsequent years. The Long Term Plan replaces the Company's 1991 Performance Unit Plan under which payout was to have been based on the growth of the Company's earnings per share over the two-year period ended December 31, 1993. No payments were or will be made under the 1991 Performance Unit Plan.

 Stock Options

  Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee under the Company's 1992 Stock Option Plan (the "1992 Plan"), and by a management committee to all other eligible employees under the Company's 1990 ServiceShares

Stock Option Plan. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. These officers typically receive grants each year which the Compensation Committee intends to constitute at least one-half of their total targeted "at risk" compensation. All options under the 1992 Plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of ten years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

  Executive officers of the Company who serve as directors or executive officers of CWM, WTI, WM International or Rust, all of which are subsidiaries of the Company, are also eligible to participate in stock option plans maintained by those companies. During 1993, three of the Company's executive officers who are also executive officers of Rust received grants of stock options under a Rust stock option plan. In accordance with the terms of such Rust stock option plan, such initial Rust options were granted at 90% of fair market value. Future grants under such Rust stock option plan may not be granted at less than the fair market value of the underlying Rust common stock at the date of grant. In making stock option grants to the Company's executive officers, the Compensation Committee considers prior grants made to them under both the Company's plan and subsidiaries' plans.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

SALARY

  In determining the 1993 base compensation of Dean L. Buntrock, the Company's Chief Executive Officer, the Compensation Committee made particular note of several considerations, which are presented below in the order of their significance in the Compensation Committee's view.

  First, the Compensation Committee considered the Company's accomplishments during 1992. During that year, the Company's revenues increased approximately 15% to nearly nine billion dollars, and its operating margin was nearly 16%. The Compensation Committee believed that this performance under Mr. Buntrock's leadership compared very favorably against the Company's direct competitors. Furthermore, the Compensation Committee determined that the successful initial public offering of the Company's Waste Management International plc subsidiary in 1992 could not have been accomplished without the leadership and efforts of Mr. Buntrock. The Committee also considered several other examples of Mr. Buntrock's leadership, including particularly his recruitment of new director and officer talent.

  Second, the Compensation Committee considered a report and data furnished by the Company's compensation consultant concerning Mr. Buntrock's compensation relative to that of the chief executive officers of the comparator companies referenced above under "General Policies." The report concluded that Mr. Buntrock's proposed 1993 salary would be within the bounds of reasonableness for a company targeting salary at a median level.

  Third, the Compensation Committee noted that Mr. Buntrock had, at his own request, not received a base compensation increase for the year 1992, although the Compensation Committee had concluded at the time that Mr. Buntrock was then entitled to an increase. The Compensation Committee also took into account the size of Mr. Buntrock's Annual Plan payment for the year 1992 and the absence of any Annual Plan payment for 1991.

  Based on these considerations, the Compensation Committee approved Mr. Buntrock's base compensation at $1,400,000 for the year 1993.

INCENTIVE COMPENSATION PLANS

 Annual Plan

  For 1993, the Compensation Committee awarded Mr. Buntrock a target Annual Plan participation of 50% of his 1993 salary. This participation level was the same as that awarded to Mr. Buntrock in prior years. The Compensation Committee determined that in light of the Long Term Plan and stock option components of Mr. Buntrock's incentive compensation structure (discussed below), Mr. Buntrock's participation in the Annual Plan at the 50% level was appropriate in order for Mr. Buntrock's intended incentive compensation to constitute a substantial part of his intended total 1993 compensation. In making this decision, the Compensation Committee also considered the report of the Company's compensation consultant, which, citing a survey of 300 major service, industrial and financial companies, reported that chief executive officer bonuses actually paid during the survey period averaged 60% of salary. However, because the Company did not achieve in 1993 the minimum increase in earnings per share required for an award under the Annual Plan to be paid, no payment was or will be made to Mr. Buntrock under the Annual Plan for 1993.

 Long Term Plan

  Under the Company's new Long Term Plan, for the first performance period ending December 31, 1995, the Compensation Committee awarded Mr. Buntrock a target award of 50% of his salary as of the end of such period. The Compensation Committee's selection of the 50% participation level for Mr. Buntrock reflects the Company's compensation practices, under which incentive compensation under the Long Term Plan, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total target compensation for Mr. Buntrock. The Compensation Committee also considered the level of awards typically made and its understanding of long term compensation awards by other companies. As noted above, no payment will be made to Mr. Buntrock, if ever, until the completion of the first performance period.

 Stock Options

  The Compensation Committee's 1993 grant of options to Mr Buntrock under the 1992 Plan was determined by dividing three times Mr. Buntrock's base compensation by the option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. In selecting this formula, the Compensation Committee considered again the goals of maintaining incentive compensation as a substantial portion of Mr. Buntrock's total compensation and of making stock option grants at a level of at least one-half of total incentive compensation and the Company's historical stock option grant practices.

                             Peer Pedersen, Chairman
                             Howard H. Baker, Jr.
                             James R. Peterson

                           COMPANY STOCK PERFORMANCE

  The following graph and table compare the yearly percentage change in the cumulative total returns on the Company's common stock, the Standard & Poor's 500 Stock Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment):

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN
              VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)

                             (GRAPH APPEARS HERE)

                                      1988 1989 1990 1991 1992 1993
    ---------------------------------------------------------------
      The Company                     $100 $171 $172 $209 $201 $136
    ---------------------------------------------------------------
      S&P 500 Index                    100  132  128  166  179  197
    ---------------------------------------------------------------
      Smith Barney Solid Waste Index   100  162  146  156  143  108

- --------
(1) Assumes $100 invested on December 31, 1988 in Company common stock, the S&P 500 Index and the Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

                              CERTAIN TRANSACTIONS

  When an option is exercised by an optionee under the Employee Plans or CWM's, WTI's or Rust's stock option plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the company which issued the options is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate an optionee's purchase of stock upon exercise of such options and to assure itself of the deductions, the Company, CWM, WTI and Rust have each adopted a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans normally are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. The due date for such loans made in 1992 by the Company and CWM was extended to May 31, 1993. The largest aggregate amounts of such loans from the Company, CWM, WTI and Rust in excess of $60,000 pursuant to such policy which were outstanding to the directors and executive officers of the Company since January 1, 1993 were as follows: Mr. Dempsey-$1,420,569; Mr. Flynn-$516,785; Herbert A. Getz-$117,025; Mr. Hulligan-$132,115; and Mr. Koenig-$309,797. The amounts of such loans outstanding as of March 15, 1994 were as follows: Mr. Dempsey-$0; Mr. Flynn-$176,633; Mr. Getz-$49,314; Mr. Hulligan-$0; and Mr. Koenig-$0.

  The Company, CWM, WTI and Rust also each makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest aggregate amounts of such loans from the Company, CWM, WTI and Rust in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1993 were as follows: Mr. Dempsey-$787,340; Mr. Flynn- $593,518; Mr. Getz-$195,819; Mr. Hulligan-$735,237; Donald A. Wallgren-
$235,269. All of such loans have been repaid, and no such loans are outstanding as of March 15, 1994.

  The Company has entered into an employment agreement with Phillip B. Rooney under which Mr. Rooney will be paid a minimum annual salary of $425,000 as President of the Company. Mr. Rooney also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of Mr. Rooney's employment under the agreement continues through August 31, 1998 and is automatically extended on each anniversary date for a period of five years from such anniversary date unless either party gives written notice of termination prior to the anniversary date. Upon the death or permanent disability of Mr. Rooney, the Company will pay annually 100% of his then current annual salary (including bonuses) for the balance of the term of the agreement. If the Company breaches or terminates the agreement or reduces the nature and scope of Mr. Rooney's authority and duties, it will continue to pay him for five years unless the termination was for cause, in which case its obligations under the agreement cease. In the event of a change in control of the Company, Mr. Rooney may elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount will be increased should an excise tax be imposed on him because of the payment. Were a change in control of the Company to have occurred on December 31, 1993 and if Mr. Rooney's employment with the Company were terminated as provided in the employment agreement, it is estimated that Mr. Rooney would have been eligible to receive $4,178,580 (assuming no increase for any excise tax). During the term of the agreement, Mr. Rooney has agreed not to compete with the Company or its subsidiaries.

                     VOTING OF SHARES HELD IN CERTAIN PLANS

  If you are a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you are entitled to direct the trustees of the plan to vote the shares credited to your individual account in accordance with your instructions. This may be accomplished by marking and returning the instruction form accompanying the mailing and relating to the shares in the plan credited to your account. If you do not return such form, your shares held in the plan will not be voted. If you are also a direct owner of shares (acquired other than through this plan), you will receive a separate mailing containing a proxy card relating to such shares.

  If you are a participant in the WMX Technologies Dividend Reinvestment and Stock Purchase Plan, the proxy card provided to you covers the shares held for you by the plan and any shares held directly by you. If you do not return such proxy card, your shares held in this plan (as well as any shares owned by you directly) will not be voted for you. You are, therefore, urged to return the proxy card promptly, duly signed and dated.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen & Co. acted as the Company's independent auditors for the year ended December 31, 1993 and has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to continue to act as the Company's independent auditors in 1994. Representatives of Arthur Andersen & Co. will be present at the 1994 annual meeting of stockholders, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1993 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1995 annual meeting must be received by the Company no later than November 30, 1994 in order to be considered by the Board of Directors for inclusion in the Company's 1995 Proxy Statement. In order for a stockholder to nominate a candidate for director, under the Company's by-laws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if the Company gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1995 Proxy Statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has hired Morrow & Co., Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $6,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                        By Order of the Board of Directors,

                                        /s/ Herbert A. Getz
                                        Herbert A. Getz
                                        Vice President and Secretary

                                                               LOGO
- -------------------------------------------------------------------------------
WMX TECHNOLOGIES, INC.

3003 Butterfield RoadPhone 708.572.8800
Oak Brook, IL 60521

                      1988 EMPLOYEE STOCK OWNERSHIP PLAN

                                                                 March 30, 1994

Dear Plan Participant:

  As a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you may direct the trustees of the Plan to vote in accordance with your instructions the shares of common stock of WMX Technologies, Inc. credited to your individual account. Enclosed for your information in this regard is a copy of the Notice of the Annual Meeting of Stockholders scheduled for May 13, 1994 and the Proxy Statement relating to that meeting together with a voting instruction form.

  The voting instruction form should be returned in the enclosed pre-addressed, postage prepaid envelope to Harris Trust and Savings Bank. Instructions to vote shares credited to all participants' accounts will be tabulated and the results of the total tabulation forwarded to the trustees. The trustees, in turn, will vote accordingly at the Annual Meeting. If your voting instruction form does not indicate a preference or your instruction form is not received by Harris Trust and Savings Bank by May 11, 1994, your shares will not be voted.

  Your vote is important, and your cooperation is appreciated.

                                          Sincerely,

                                          Trustees of the 1988 Employee
                                          Stock Ownership Plan

PROXY                              WMX LOGO                                PROXY

                             WMX TECHNOLOGIES, INC.
                          ANNUAL MEETING, MAY 13, 1994
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  Dean L. Buntrock, Peter H. Huizenga and Peer Pedersen, each with power of substitution, are hereby authorized to vote all shares of common stock of WMX Technologies, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of WMX Technologies, Inc., to be held on Friday, May 13, 1994, and at any adjournments thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

  A MAJORITY (OR IF ANY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                             WMX TECHNOLOGIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

A VOTE FOR EACH NOMINEE IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF CLASS III DIRECTORS--
   Nominees: Dean L. Buntrock,
   Howard H. Baker, Jr., Peter H.
   Huizenga, Peer Pedersen.

2. In their discretion, on such other
   business as may properly come
   before the meeting.

                          FOR WITHHOLD FOR ALL (EXCEPT NOMINEE(S) WRITTEN BELOW)
                          ( )   ( )     ( )
                          ______________________________________________________

                          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                         Dated: __________________________, 1994
                          Signature(s) _________________________________________
                          ______________________________________________________

                          Signature of Stockholder(s)--please sign name exactly as imprinted (do not print). Please indicate any change of address. NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

VOTING                                                                    VOTING
INSTRUCTION                        WMX LOGO                          INSTRUCTION
FORM                                                                        FORM

                             WMX TECHNOLOGIES, INC.
                       1988 EMPLOYEE STOCK OWNERSHIP PLAN
                          ANNUAL MEETING, MAY 13, 1994

  The undersigned hereby instructs the trustees of the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan to vote, by proxy or in person, at the Annual Meeting of Stockholders of WMX Technologies, Inc. to be held on Friday, May 13, 1994, and at any adjournments thereof, the shares of common stock of WMX Technologies, Inc. allocated to the undersigned's account in such Plan on March 23, 1994, as designated below, and in their discretion, the trustees are authorized to vote upon such other business as may properly come before the meeting.

  IF THIS VOTING INSTRUCTION FORM, REQUESTED BY THE TRUSTEES WITH RESPECT TO A PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, IS PROPERLY EXECUTED AND RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 11, 1994, THE SHARES ALLOCATED TO THE UNDERSIGNED'S ACCOUNT IN THE WMX TECHNOLOGIES, INC. 1988 EMPLOYEE STOCK OWNERSHIP PLAN ON MARCH 23, 1994 WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN. IF NO INSTRUCTION IS MADE OR THIS FORM IS NOT RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 11, 1994, THE SHARES WILL NOT BE VOTED.

PLEASE MARK, SIGN, DATE AND MAIL THIS FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                             WMX TECHNOLOGIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. A VOTE FOR EACH NOMINEE IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF CLASS III DIRECTORS--
   Nominees: Dean L. Buntrock,
   Howard H. Baker, Jr.,
   Peter H. Huizenga,
   Peer Pedersen.

2. In their discretion, on such other
   business as may properly come before
   the meeting.

                      FOR  WITHHOLD  FOR ALL (EXCEPT NOMINEE(S) WRITTEN BELOW)

                      [ ]     [ ]    [ ]    ____________________________________
                                    Dated: _______________________________, 1994
                      Signature(s) _____________________________________________
                      __________________________________________________________

                      Signature of Stockholder(s)--please sign name exactly as imprinted (do not print). Please indicate any change of address. NOTE: You may revoke your instruction to vote shares allocated to your account at any time prior to the stockholders' meeting.